     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 13, 2002


                                                  REGISTRATION NOS. 333-90034


                                                                    333-90034-01

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--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                            MARATHON OIL CORPORATION
                      MARATHON GLOBAL FUNDING CORPORATION
          (Exact name of each registrant as specified in its charter)

          DELAWARE                               5555 SAN FELIPE ROAD                            25-0996816
    NOVA SCOTIA, CANADA                       HOUSTON, TEXAS 77056-2723                        NOT APPLICABLE
(State or other jurisdiction                        (713) 629-6600                            (I.R.S. Employer
             of                  (Address, including zip code, and telephone number,        Identification Nos.)
      incorporation or                           including area code,
       organization)              of each registrant's principal executive offices)

                         WILLIAM F. SCHWIND, JR., ESQ.
                  VICE PRESIDENT, GENERAL COUNSEL & SECRETARY
                              5555 SAN FELIPE ROAD
                           HOUSTON, TEXAS 77056-2723
                                 (713) 629-6600
 (Name, address, including zip code, and telephone number, including area code, of agent for service for each registrant)
                             ---------------------

                                    COPY TO:
                             R. JOEL SWANSON, ESQ.
                               BAKER BOTTS L.L.P.
                              3000 ONE SHELL PLAZA
                                 910 LOUISIANA
                           HOUSTON, TEXAS 77002-4995
                                 (713) 229-1330
                              FAX: (713) 229-1522

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]


                             ---------------------

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JUNE 13, 2002


PROSPECTUS

                        [MARATHON OIL CORPORATION LOGO]

                                  $400,000,000

                      MARATHON GLOBAL FUNDING CORPORATION

                                DEBT SECURITIES
                    FULLY AND UNCONDITIONALLY GUARANTEED BY
                            MARATHON OIL CORPORATION
                              5555 SAN FELIPE ROAD
                           HOUSTON, TEXAS 77056-2723
                                 (713) 629-6600

                             ---------------------


     CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 2.


     We will provide additional terms of the debt securities in one or more supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities. No person may use this prospectus to offer and sell the debt securities unless a prospectus supplement accompanies this prospectus.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is           , 2002.

                               TABLE OF CONTENTS

About This Prospectus.......................................   ii
About Marathon Oil Corporation..............................    1
About Marathon Global Funding Corporation...................    1
Risk Factors................................................    2
Forward-Looking Statements..................................    7
The Separation..............................................    8
Relationship Between Marathon and United States Steel After
  the Separation............................................   11
Use of Proceeds.............................................   14
Ratios of Earnings to Fixed Charges.........................   14
Description of Debt Securities..............................   15
Plan of Distribution........................................   24
Legal Matters...............................................   26
Experts.....................................................   26
Where You Can Find More Information.........................   26

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission under a "shelf" registration process. Under the shelf process, Marathon Global Funding Corporation ("Marathon Global Funding") may offer debt securities fully and unconditionally guaranteed by Marathon as described in this prospectus in one or more offerings with a total initial offering price of up to $400,000,000.

     Under Rule 3-10 of Regulation S-X promulgated by the SEC, we are not required to include separate financial statements of Marathon Global Funding in this prospectus because:

     - Marathon Global Funding has and will continue to have no assets, operations, revenues or cash flows other than those related to the issuance, administration and repayment of the debt securities issued by Marathon Global Funding and other securities guaranteed by Marathon;

     - all of the voting shares of Marathon Global Funding are owned by Marathon, through a wholly owned subsidiary of Marathon, which files regular reports with the SEC; and

     - Marathon's guarantee of the debt securities issued by Marathon Global Funding will be full and unconditional and no other subsidiary of Marathon will guarantee the debt securities.

     This prospectus provides you with a general description of the debt securities Marathon Global Funding may offer and of Marathon's guarantees. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any pricing supplement will describe the specific terms of that offering. The prospectus supplement and any pricing supplement may also add to, update or change the information this prospectus contains. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information."

                         ABOUT MARATHON OIL CORPORATION

     Marathon Oil Corporation, a Delaware corporation ("Marathon"), is a fully integrated oil and gas company. Marathon is engaged in:

     - worldwide exploration and production of crude oil and natural gas;

     - domestic refining, marketing and transportation of petroleum products primarily through its 62% owned subsidiary, Marathon Ashland Petroleum LLC ("MAP"); and

     - other energy related businesses.

     On December 31, 2001, in a transaction we refer to as the "Separation," we separated our businesses into two companies and changed our name from USX Corporation to Marathon Oil Corporation. As a result of the Separation, United States Steel Corporation ("United States Steel") now conducts the business of our former U.S. Steel Group as a separate, publicly owned corporation. Marathon and its subsidiaries are continuing the business of the Marathon Group. See "The Separation."

     In this prospectus, we refer to Marathon, its wholly owned and majority owned subsidiaries and its ownership interest in equity affiliates as "we" or "us," unless we specifically state otherwise or the context indicates otherwise. Our principal executive offices are located at 5555 San Felipe Road, Houston, Texas 77056-2723, and our telephone number at that location is (713) 629-6600.

                   ABOUT MARATHON GLOBAL FUNDING CORPORATION

     Marathon Global Funding Corporation is an unlimited liability company organized in May 2002 under the laws of the Province of Nova Scotia, Canada. Marathon Global Funding is an indirect wholly owned special purpose finance subsidiary of Marathon that will engage in financing activities to raise funds for the business operations of Marathon and its subsidiaries. Marathon Global Funding's principal executive office is c/o Marathon Oil Corporation, 5555 San Felipe Road, Houston, Texas 77056-2723, telephone (713) 629-6600.

                                  RISK FACTORS

     You should carefully consider the following matters, in addition to the other information we have provided in this prospectus, the accompanying prospectus supplement and the documents we incorporate by reference, before reaching a decision regarding an investment in our securities.

RISKS RELATED TO THE SEPARATION

UNITED STATES STEEL HAS VARIOUS FINANCIAL AND OTHER OBLIGATIONS WHICH ITS FAILURE TO PERFORM COULD MATERIALLY ADVERSELY AFFECT US.

     In connection with the Separation, United States Steel agreed to hold us harmless from and against various liabilities, including (amounts as of March 31, 2002):

     - approximately $470 million of industrial revenue bonds related to environmental improvement projects for current and former United States Steel facilities, with maturities ranging from 2009 through 2033;

     - approximately $84 million of sale-leaseback financing under a lease for equipment at United States Steel's Fairfield Works, with a term extending to 2012, subject to extensions;

     - approximately $115 million of operating lease obligations, of which $96 million was in turn assumed by purchasers of major equipment used in plants and operations divested by United States Steel;

     - a guarantee of United States Steel's $23 million contingent obligation to repay certain distributions from its 50% owned joint venture PRO-TEC Coating Company;

     - a guarantee of all obligations of United States Steel as general partner of Clairton 1314B Partnership, L.P. to the limited partners. United States Steel currently has no unpaid outstanding obligations to those limited partners; and

     - any federal income tax liabilities that arise from the Separation through a fault of United States Steel.

See "-- Financial Matters Agreement" and "-- Tax Sharing Agreement" under "Relationship Between Marathon and United States Steel After the Separation." If United States Steel fails to perform these agreements, our claims against it would constitute general unsecured claims subordinate to the claims of secured creditors and that failure could materially adversely affect us.

     In addition, we could be contingently liable for other obligations associated with the business of United States Steel, as more fully described under "Relationship Between Marathon and United States Steel After the Separation -- Financial Matters Agreement."

     As a stand-alone company, United States Steel will need to fund any of its negative operating cash flow from external sources, and adequate sources may be unavailable or the cost of that funding may adversely impact United States Steel. United States Steel is more highly leveraged than we are, has a noninvestment grade credit rating and has granted security interests in some of its assets, including its accounts receivable and inventory. The steel business is highly competitive, and a large number of industry participants have sought protection under bankruptcy laws.

     The enforceability of our claims against United States Steel could become subject to the effect of any bankruptcy, fraudulent conveyance or transfer or other law affecting creditors' rights generally, or of general principles of equity, which might become applicable to those claims or other claims arising from the facts and circumstances in which the Separation was effected. Under fraudulent conveyance or transfer laws, for example, unsecured obligations of a debtor which a court finds the debtor to have incurred while insolvent or undercapitalized could be subordinated in right of payment to other unsecured claims against the debtor.

     Under applicable law and regulations, we also may be liable for any defaults by United States Steel in the performance of its obligations to pay federal income taxes, fund its ERISA pension plans and pay other obligations respecting periods prior to the effective date of the Separation.

THE TRANSFER BY OUR FORMER PARENT ENTITY TO US OF OWNERSHIP OF THE BUSINESSES REPRESENTING THE MARATHON GROUP COULD BE ATTACKED UNDER FRAUDULENT CONVEYANCE OR TRANSFER LAWS BY OR ON BEHALF OF CREDITORS OF UNITED STATES STEEL, AND ANY SUCH ATTACK, IF SUCCESSFUL, COULD MATERIALLY ADVERSELY AFFECT US AND THE VALUE OF OUR SECURITIES.

     In July 2001, USX Corporation ("Old USX") effected a reorganization of the ownership of its businesses in which:

     - it created Marathon as its publicly owned parent holding company and transferred ownership of the businesses representing the Marathon Group to Marathon; and

     - it merged into a newly formed subsidiary which survives as United States Steel.

Prior to this reorganization, the assets of Old USX available to satisfy its then existing and future creditors included its ownership interest in the businesses representing the Marathon Group.

     If a court in a bankruptcy case respecting United States Steel or a lawsuit brought by its creditors or their representative were to find that, under the applicable state fraudulent conveyance or transfer law or corresponding provisions of the federal bankruptcy code:

     - the transfer by Old USX to us of ownership of the businesses representing the Marathon Group or related transactions were undertaken by Old USX with the intent of hindering, delaying or defrauding its existing or future creditors; or

     - Old USX received less than reasonably equivalent value or fair consideration, or no value or consideration, in connection with those transactions, and either it or United States Steel

      - was insolvent or rendered insolvent by reason of those transactions,

      - was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital, or

      - intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature,

then that court could determine those transactions entitled one or more classes of creditors of United States Steel to equitable relief from us. Such a determination could permit the unpaid creditors to obtain recovery from us or could result in other actions detrimental to the holders of our debt and equity securities. The measure of insolvency for purposes of these considerations would vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if either:

     - the sum of its debts and liabilities, including contingent liabilities, was greater than the value of its assets, at a fair valuation; or

     - the fair saleable value of its assets was less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

THE SEPARATION MAY BECOME TAXABLE UNDER SECTION 355(E) OF THE INTERNAL REVENUE CODE IF CAPITAL STOCK REPRESENTING A 50% OR GREATER INTEREST IN EITHER MARATHON OR UNITED STATES STEEL IS ACQUIRED AS PART OF A PLAN THAT INCLUDES THE SEPARATION.

     The Separation may become taxable to Marathon under section 355(e) of the Internal Revenue Code of 1986 if capital stock representing a 50% or greater interest in either Marathon or United States Steel is acquired, directly or indirectly, as part of a plan or series of related transactions that include the Separation. For this purpose, a "50% or greater interest" means capital stock possessing at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of capital stock. If section 355(e) applies, the amount of the tax could be material. If an acquisition occurs that results in the Separation being taxable under section 355(e), the tax sharing agreement described below under "Relationship Between Marathon and United States Steel After the Separation -- Tax Sharing Agreement" provides that the resulting corporate tax liability will be borne by the party involved in that acquisition transaction.

RISKS RELATED TO OUR BUSINESS

A SUBSTANTIAL OR EXTENDED DECLINE IN OIL OR GAS PRICES WOULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     Prices for oil and gas fluctuate widely. Our revenues, operating results and future rate of growth are highly dependent on the prices we receive for our oil, gas and refined products. Historically, the markets for oil, gas and refined products have been volatile and may continue to be volatile in the future. Many of the factors influencing prices of oil, gas and refined products are beyond our control. These factors include:

     - worldwide and domestic supplies of oil and gas;

     - weather conditions;

     - the ability of the members of OPEC to agree to and maintain oil price and production controls;

     - political instability or armed conflict in oil-producing regions;

     - the price and level of foreign imports;

     - the level of consumer demand;

     - the price and availability of alternative fuels;

     - the availability of pipeline capacity; and

     - domestic and foreign governmental regulations and taxes.

     The long-term effects of these and other conditions on the prices of oil and gas are uncertain. For example, oil prices declined significantly in 1998 and, for an extended period of time, remained substantially below prices obtained in previous years. In late 1999, oil and natural gas prices increased significantly and remained at higher levels through the first half of 2001. In the second half of 2001, oil and natural gas prices declined significantly from the price levels of 2000 and the first half of 2001.

     Lower oil and gas prices may reduce the amount of oil and gas that we produce, which may adversely affect our revenues and operating income. Significant reductions in oil and gas prices may require us to reduce our capital expenditures.

     The recent terrorists' attacks on the United States may directly and indirectly negatively affect our operating results. The national and global responses to those terrorist attacks, including recent military, diplomatic and financial responses and any possible reprisals as a consequence of unilateral U.S. actions and/or allied actions, may materially adversely affect us in ways we cannot predict at this time.

OUR OIL AND GAS RESERVE DATA AND FUTURE NET REVENUE ESTIMATES ARE UNCERTAIN.

     Estimates of reserves by necessity are projections based on engineering data, the projection of future rates of production and the timing of future expenditures. We base the estimates of our proved oil and gas reserves and projected future net revenues on reserve reports we prepare. The process of estimating oil and gas reserves requires substantial judgment on the part of the petroleum engineers, resulting in imprecise determinations, particularly with respect to new discoveries. Different reserve engineers may make different estimates of reserve quantities and revenues attributable to those reserves based on the same data. Future performance that deviates significantly from the reserve reports could have a material adverse effect on our business and prospects.

     Fluctuations in the price of oil and natural gas have the effect of significantly altering reserve estimates, because the economic projections inherent in the estimates may reduce or increase the quantities of commercially recoverable reserves. We may not realize the prices our reserve estimates reflect or produce the estimated volumes during the periods those estimates reflect. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates.

     Any downward revision in our estimated quantities of reserves or writedown of the book value of our reserves could have adverse consequences on our financial results, such as decreasing earnings, which may result in noncash losses and impairment charges.

IF WE FAIL TO ACQUIRE OR FIND ADDITIONAL RESERVES, OUR RESERVES AND PRODUCTION WILL DECLINE MATERIALLY FROM THEIR CURRENT LEVELS.

     The rate of production from oil and gas properties generally declines as reserves are depleted. Except to the extent we acquire additional properties containing proved reserves, conduct successful exploration and development activities or, through engineering studies, identify additional behind-pipe zones or secondary recovery reserves, our proved reserves will decline materially as oil and gas is produced. Future oil and gas production is, therefore, highly dependent on our level of success in acquiring or finding additional reserves. Because we are smaller than many of our competitors, we have fewer reserves and will be at an even greater disadvantage in relation to our competitors if we fail to acquire or find additional reserves.

INCREASES IN CRUDE OIL PRICES AND ENVIRONMENTAL REGULATIONS MAY ADVERSELY AFFECT OUR REFINED PRODUCT MARGINS.

     We conduct domestic refining, marketing and transportation operations primarily through MAP. MAP conducts its operations mainly in the Midwest, the Southeast, the Ohio River Valley and the upper Great Plains. The profitability of these operations depends largely on the margin between the cost of crude oil and other feedstocks MAP refines and the selling prices it obtains for refined products. MAP's overall profitability could be adversely affected by availability of supply and rising crude oil and other feedstock prices which it does not recover in the marketplace. Refined product margins have been historically volatile and vary with the level of economic activity in the various marketing areas, the regulatory climate, logistical capabilities and the available supply of refined products.

     In addition, environmental regulations, particularly the 1990 Amendments to the Clean Air Act, have imposed, and are expected to continue to impose, increasingly stringent and costly requirements on refining and marketing operations, which may have an adverse effect on margins.

THE OIL AND GAS EXPLORATION AND PRODUCTION INDUSTRY IS VERY COMPETITIVE, AND MANY OF OUR EXPLORATION AND PRODUCTION COMPETITORS HAVE GREATER FINANCIAL AND OTHER RESOURCES THAN WE DO.

     Strong competition exists in all sectors of the oil and gas exploration and production industry and, in particular, in the exploration and development of new reserves. We compete with major integrated and independent oil and gas companies for the acquisition of oil and gas leases and other properties, for the equipment and labor required to develop and operate those properties and in the marketing of oil and natural gas to end-users. Many of our competitors have financial and other resources substantially greater than those available to us. As a consequence, we may be at a competitive disadvantage in bidding for drilling rights. In addition, many of our larger competitors may be better able to respond to factors that affect the demand for oil and natural gas production, such as changes in worldwide prices and levels of production, the cost and availability of alternative fuels and the application of government regulations. We also compete in attracting and retaining personnel, including geologists, geophysicists and other specialists. We may not be able to attract or retain technical personnel in the future.

ENVIRONMENTAL COMPLIANCE AND REMEDIATION COULD RESULT IN INCREASED CAPITAL REQUIREMENTS AND OPERATING COSTS.

     Our businesses are subject to numerous laws and regulations relating to the protection of the environment. We have incurred and will continue to incur substantial capital, operating and maintenance, and remediation expenditures as a result of these laws and regulations. Our compliance with amended, new or more stringent requirements, stricter interpretations of existing requirements or the future discovery of contamination may require us to make material expenditures or subject us to liabilities that we currently do not anticipate. In addition, any failure by us to comply with existing or future laws could result in civil or criminal fines and other enforcement action against us.

     Our operations and those of our predecessors could expose us to civil claims by third parties for alleged liability resulting from contamination of the environment or personal injuries caused by releases of hazardous substances. For example:

     - we are investigating or remediating contamination at several formerly and currently owned sites; and

     - we have been identified as a potentially responsible party at several Superfund sites where we or our predecessors are alleged to have disposed of wastes in the past.

     Environmental laws are subject to frequent change and many of them have become more stringent. In some cases, they can impose liability for the entire cost of cleanup on any responsible party without regard to negligence or fault and impose liability on us for the conduct of others or conditions others have caused, or for our acts that complied with all applicable requirements when we performed them.

     Of particular significance to MAP are the new Tier II Fuels regulations issued by the U.S. Environmental Protection Agency. These rules require substantially reduced sulfur levels in the manufacture of gasoline and diesel fuel. We estimate that MAP's combined capital cost to achieve compliance with these rules could amount to approximately $700 million between 2002 and 2006. This is only a preliminary estimate because of the ongoing evolution of regulatory requirements. Some factors that could potentially affect MAP's gasoline and diesel fuel compliance costs include obtaining the necessary construction and environmental permits, operating considerations and unforeseen hazards, such as weather conditions. To the extent these expenditures are not ultimately reflected in the prices of our products and services, our operating results will be adversely affected.

     In connection with government inspections at some of our refineries, we have received a number of notices of violations of environmental laws from the Environmental Protection Agency and state environmental agencies. In some cases, we have entered into consent decrees or orders that require us to pay fines or install pollution controls to settle our alleged liability. For example, MAP agreed to settle alleged violations of several environmental laws, including New Source Review regulations under the Federal Clean Air Act, with a global consent decree signed on May 11, 2001. The agreement requires MAP to install environmental control equipment which we expect to require approximately $300 million in capital expenditures over an eight-year period, pay a $3.8 million fine and perform supplemental environmental projects which we expect to cost approximately $8 million. These supplemental environmental projects are being undertaken as part of a settlement of this enforcement action for the alleged Clean Air Act violations.

OUR RELIANCE ON OUR FOREIGN PRODUCTION OF OIL AND GAS EXPOSES US TO RISKS FROM ABROAD, WHICH COULD NEGATIVELY AFFECT OUR RESULTS OF OPERATIONS.

     Our production of oil and gas outside of the United States accounted for 36%, 39% and 36%, respectively, of our total production volume in the years 2001, 2000 and 1999. Development of new production properties in countries outside the United States may require protracted negotiations with host governments, national oil companies and third parties and is frequently subject to economic and political considerations, such as taxation, nationalization, inflation, currency fluctuations, increased regulation and approval requirements and governmental regulation, which could adversely affect the economics of projects.

OUR OPERATIONS ARE SUBJECT TO BUSINESS INTERRUPTIONS AND CASUALTY LOSSES, AND WE DO NOT INSURE AGAINST ALL POTENTIAL LOSSES AND COULD BE SERIOUSLY HARMED BY UNEXPECTED LIABILITIES.

     Our exploration and production operations are subject to unplanned occurrences, including blowouts, explosions, fires, loss of well control, spills, adverse weather, labor disputes and maritime accidents. In addition, our refining, marketing and transportation operations are subject to business interruptions due to scheduled refinery turnarounds and unplanned events such as explosions, fires, pipeline interruptions, crude oil or refined product spills, inclement weather or labor disputes. They are also subject to the additional hazards of marine operations, such as capsizing, collision and damage or loss from severe weather conditions. We maintain insurance against many, but not all, potential losses or liabilities arising from these operating hazards in amounts that we believe to be prudent. Uninsured losses and liabilities arising from operating hazards could reduce the funds available to us for exploration, drilling and production and could have a material adverse effect on our financial position or results of operations.

AS A HOLDING COMPANY WITH NO OPERATIONS OF ITS OWN, MARATHON WILL DEPEND ON DISTRIBUTIONS FROM ITS SUBSIDIARIES TO MAKE PAYMENTS ON ITS OBLIGATIONS, AND PROVISIONS OF APPLICABLE LAW OR CONTRACTUAL RESTRICTIONS COULD LIMIT THE AMOUNT OF THOSE DISTRIBUTIONS.

     Marathon derives substantially all its operating income from, and holds substantially all its assets through, its operating subsidiaries. As a result, Marathon will depend on distributions of cash flow and earnings of its subsidiaries in order to meet its payment obligations, including any payments under Marathon's guarantees of Marathon Global Funding's debt securities. Marathon's operating subsidiaries are separate and distinct legal entities and will have no obligation to provide Marathon with funds for its payment obligations, whether by dividends, distributions, loans or otherwise. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit their ability to make payments or other distributions to Marathon, and they could agree to contractual restrictions on their ability to make distributions.

     Marathon's right to receive any assets of any subsidiary, and therefore the right of Marathon's creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if Marathon is a creditor of any subsidiary, Marathon's rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by Marathon.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the accompanying prospectus supplement, including the information we incorporate by reference, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify our forward-looking statements by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "plan," "forecast," "budget," "goal" or other words that convey the uncertainty of future events or outcomes. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference.

     The forward-looking statements are not guarantees of future performance, and we caution you not to rely unduly on them. We have based many of these forward-looking statements on expectations and assumptions about future events that may prove to be inaccurate. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following:

     - our financial exposure for obligations of United States Steel;

     - fluctuations in crude oil and natural gas prices and refining and marketing margins;

     - potential failure or delays in achieving expected reserve or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks and the inherent uncertainties in predicting oil and gas reserves and oil and gas reservoir performance;

     - drilling rig availability;

     - unexpected geological or other conditions or events encountered in drilling operations;

     - unsuccessful exploratory drilling activities;

     - unexpected difficulties in refining, marketing or transporting petroleum products;

     - potential disruption or interruption of our production facilities and our refining, marketing and transportation operations due to accidents, acts of terrorism or political events;

     - our ability to achieve the benefits we expect to achieve from the Separation;

     - the highly competitive nature of our businesses;

     - international monetary conditions and exchange controls;

     - changes in, and our ability to comply with government regulations, including those relating to the environment;

     - liability for remedial actions under environmental regulations;

     - changes in tax laws applicable to us; and

     - general domestic and international economic and political conditions.

We have discussed some of these factors in more detail in the "Risk Factors" section of this prospectus. These factors are not necessarily all the important factors that could affect us. We advise you that you should (1) be aware that important factors we do not refer to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements. We do not intend to update these statements unless the securities laws require us to do so.

                                 THE SEPARATION

GENERAL

     Marathon was originally organized in 2001 as USX HoldCo, Inc. ("USX HoldCo") to become a holding company for the two principal businesses of our former parent company, Old USX:

     - the production, sale and transportation of steel mill products, coke, taconite pellets and coal, and other steel-related businesses comprising the U.S. Steel Group; and

     - the oil and gas exploration and production, domestic refining, marketing and transportation of petroleum products and other energy businesses conducted by Marathon Oil Company, an Ohio corporation, and other subsidiaries comprising the Marathon Group.

In a series of transactions (the "Holding Company Reorganization") Old USX completed on July 2, 2001:

     - USX HoldCo became the holding company for Marathon Oil Company and United States Steel LLC;

     - Old USX was merged with and into United States Steel LLC;

     - USX HoldCo assumed a substantial part of the outstanding indebtedness, obligations under various capital and operating leases and guarantee obligations and other contingent liabilities of Old USX; and

     - USX HoldCo changed its name to USX Corporation.

     On December 31, 2001, pursuant to an Agreement and Plan of Reorganization dated as of July 31, 2001 (the "Reorganization Agreement") Marathon completed the Separation transaction, in which:

     - United States Steel LLC converted into a Delaware corporation named United States Steel Corporation and became a separate, publicly traded company; and

     - USX HoldCo, then known as USX Corporation, changed its name to Marathon Oil Corporation.

Marathon and its subsidiaries are continuing the energy business that comprised the Marathon Group of Old USX.

ASSUMPTION OF INDEBTEDNESS AND OTHER OBLIGATIONS BY UNITED STATES STEEL

     Prior to the Separation, Old USX, and then Marathon, managed most of its financial activities on a centralized, consolidated basis and, in its financial statements, attributed amounts that related primarily to the following items to the Marathon Group and the U.S. Steel Group on the basis of their cash flows for the applicable periods and the initial capital structure for each group:

     - invested cash;

     - short-term and long-term debt, including convertible debt, and related net interest and other financing costs; and

     - preferred stock and related dividends.

     The following items, however, were specifically attributed to and reflected in their entirety in the financial statements of the group to which they related:

     - leases;

     - collateralized financings;

     - indexed debt instruments;

     - financial activities of consolidated entities that were not wholly owned subsidiaries; and

     - transactions that related to securities convertible solely into common stock that tracked the performance of the Marathon Group or the U.S. Steel Group.

     These attributions were for accounting purposes only and did not reflect the legal ownership of cash or the legal obligations to pay and discharge debt or other obligations.

     In connection with the Separation:

     - United States Steel and its subsidiaries incurred indebtedness to third parties and assumed various obligations from Marathon in an aggregate amount approximately equal to all the net amounts attributed to the U.S. Steel Group immediately prior to the Separation, both absolute and contingent, less the amount of a $900 million value transfer (the "Value Transfer"); and

     - Marathon and its subsidiaries remained responsible for all the liabilities attributed to the Marathon Group, both absolute and contingent, plus $900 million.

     These arrangements required a post-Separation cash settlement between Marathon and United States Steel. At December 31, 2001, the net debt and other financings of United States Steel were $54 million less than the net debt and other financings attributable to the U.S. Steel Group, adjusted for the Value Transfer and certain one-time items related to the Separation. On February 6, 2002, United States Steel made a payment to Marathon of $54 million, plus interest, to settle this difference.

     As a result of its assumption of various items of indebtedness and other obligations from its former parent entity in the Holding Company Reorganization, Marathon remained obligated after the Separation for the following items of indebtedness and other obligations that were attributed to the U.S. Steel Group in accordance with the provisions of the Reorganization Agreement (amounts as of March 31, 2002):

     - approximately $470 million of industrial revenue bonds related to environmental improvement projects for current and former United States Steel facilities, with maturities ranging from 2009 through 2033;

     - approximately $84 million of sale-leaseback financing under a lease for equipment at United States Steel's Fairfield Works facility, with a term extending to 2012, subject to extensions;

     - approximately $115 million of operating lease obligations, of which $96 million was in turn assumed by purchasers of major equipment used in plants and operations divested by United States Steel;

     - a guarantee of United States Steel's $23 million contingent obligation to repay certain distributions from its 50% owned joint venture PRO-TEC Coating Company;

     - a guarantee of all obligations of United States Steel as general partner of Clairton 1314B Partnership, L.P. to the limited partners. United States Steel currently has no unpaid outstanding obligations to those limited partners; and

     - other guarantees referred to under "Relationship Between Marathon and United States Steel After the Separation -- Financial Matters Agreement."

     As contemplated by the Reorganization Agreement, Marathon and United States Steel entered into a financial matters agreement to reflect United States Steel's agreement to assume and discharge all Marathon's principal repayment, interest payment and other payment obligations under the industrial revenue bonds, the capital lease arrangement and the guarantees associated with the other lease and similar obligations referred to above. In addition, the financial matters agreement requires United States Steel to use commercially reasonable efforts to have Marathon released from its obligations under the other guarantees referred to above. The financial matters agreement also provides that on or before the tenth anniversary of the Separation, United States Steel will provide for Marathon's discharge from any remaining liability under any of the assumed industrial revenue bonds. United States Steel may accomplish that discharge by refinancing or, to the extent not refinanced, paying Marathon an amount equal to the remaining principal amount of, all accrued and unpaid debt service outstanding on, and any premium required to immediately retire, the then outstanding industrial revenue bonds. As of May 31, 2002, Marathon has agreed to cause the redemption of $57.4 million of these bonds on November 1, 2011. Additionally, $1.8 million of the industrial revenue bonds are scheduled to mature during the period extending through 2012. For additional information relating to the financial matters agreement, see "Relationship Between Marathon and United States Steel After the
Separation -- Financial Matters Agreement."

EFFECTS ON HISTORICAL RELATIONSHIP

     Historically, the U.S. Steel Group has funded its negative operating cash flow with cash supplied by us, a portion of which was reflected as a payment from us under our tax allocation policy and the remainder of which was represented by increased amounts of debt attributed by us. As a stand-alone company, United States Steel will need to fund any of its negative operating cash flow from external sources, and adequate sources may be unavailable or the cost of such funding may adversely impact United States Steel.

     As we discuss below, the financial matters agreement does not contain any financial covenants, and United States Steel is free to incur additional debt and grant mortgages on or security interests in its property and sell or transfer assets without our consent. United States Steel is more highly leveraged than we are, has a noninvestment grade credit rating and has granted security interests in some of its assets, including its accounts receivable and inventory. Additionally, United States Steel's operations are capital intensive. United States Steel's business also requires substantial expenditures for routine maintenance.

The steel business is highly competitive and a large number of industry participants have sought protection under bankruptcy laws in recent periods.

                         RELATIONSHIP BETWEEN MARATHON
                  AND UNITED STATES STEEL AFTER THE SEPARATION

     As a result of the Separation, Marathon and United States Steel are separate companies, and neither has any ownership interest in the other. Thomas
J. Usher is chairman of the board of both companies, and four of the remaining nine members of Marathon's board of directors are also directors of United States Steel.

     In connection with the Separation and pursuant to the Reorganization Agreement, Marathon and United States Steel have entered into a series of agreements governing their relationship subsequent to the Separation and providing for the allocation of tax and certain other liabilities and obligations arising from periods prior to the Separation. Set forth below is a summary of some of the provisions of each of those agreements.

TAX SHARING AGREEMENT

     Marathon and United States Steel have a tax sharing agreement that applies to each of their consolidated tax reporting groups. Provisions of this agreement include the following:

     - for any taxable period, or any portion of any taxable period, ended on or before December 31, 2001, unpaid tax sharing payments will be made between Marathon and United States Steel generally in accordance with our general tax sharing principles in effect prior to the Separation;

     - no tax sharing payments will be made with respect to taxable periods, or portions thereof, beginning after December 31, 2001; and

     - provisions relating to the tax and related liabilities, if any, that result from the Separation ceasing to qualify as a tax-free transaction and limitations on post-Separation activities that might jeopardize the tax-free status of the Separation.

     Under the general tax sharing principles in effect prior to the Separation:

     - the taxes payable by each of the Marathon Group and the U.S. Steel Group were determined as if each of them had filed its own consolidated, combined or unitary tax return; and

     - the U.S. Steel Group would receive the benefit, in the form of tax sharing payments by the parent corporation, of the tax attributes, consisting principally of net operating losses and various credits, that its business generated and the parent used on a consolidated basis to reduce its taxes otherwise payable.

     In accordance with the tax sharing agreement, at the time of the Separation, we made a preliminary settlement with United States Steel of $440 million as the net tax sharing payments we owed to it for the year ended December 31, 2001 under the pre-Separation tax sharing principles.

     The tax sharing agreement also addresses the handling of tax audits and contests and other matters respecting taxable periods, or portions of taxable periods, ended prior to December 31, 2001.

     In the tax sharing agreement, each of Marathon and United States Steel promised the other party that it:

     - would not, prior to January 1, 2004, take various actions or enter into various transactions that might, under section 355 of the Internal Revenue Code of 1986, jeopardize the tax-free status of the Separation; and

     - would be responsible for, and indemnify and hold the other party harmless from and against, any tax and related liability, such as interest and penalties, that results from the Separation ceasing to qualify as tax-free because of its taking of any such action or entering into any such transaction.

     The proscribed actions and transactions include:

     - the liquidation of Marathon or United States Steel; and

     - the sale by Marathon or United States Steel of its assets, except in the ordinary course of business.

     In case a taxing authority seeks to collect a tax liability from one party which the tax sharing agreement has allocated to the other party, the other party has agreed in the sharing agreement to indemnify the first party against that liability.

     Even if the Separation otherwise qualifies for tax-free treatment under section 355 of the Internal Revenue Code, the Separation may become taxable to Marathon under section 355(e) of the Internal Revenue Code if capital stock representing a 50% or greater interest in either Marathon or United States Steel is acquired, directly or indirectly, as part of a plan or series of related transactions that include the Separation. For this purpose, a "50% or greater interest" means capital stock possessing at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of capital stock. To minimize this risk, both Marathon and United States Steel agreed in the tax sharing agreement that they would not enter into any transactions or make any change in their equity structures that could cause the Separation to be treated as part of a plan or series of related transactions to which those provisions of section 355(e) of the Internal Revenue Code may apply. If an acquisition occurs that results in the Separation being taxable under section 355(e) of the Internal Revenue Code, the agreement provides that the resulting corporate tax liability will be borne by the party involved in that acquisition transaction.

     Although the tax sharing agreement allocates tax liabilities relating to taxable periods ending on or prior to the Separation, each of Marathon and United States Steel, as members of the same consolidated tax reporting group during any portion of a taxable period ended on or prior to the date of the Separation, is jointly and severally liable under the Internal Revenue Code for the federal income tax liability of the entire consolidated tax reporting group for that year. To address the possibility that the taxing authorities may seek to collect all or part of a tax liability from one party where the tax sharing agreement allocates that liability to the other party, the agreement includes indemnification provisions that would entitle the party from whom the taxing authorities are seeking collection to obtain indemnification from the other party, to the extent the agreement allocates that liability to that other party. We can provide no assurance, however, that United States Steel will be able to meet its indemnification obligations, if any, to Marathon that may arise under the tax sharing agreement.

TRANSITION SERVICES AGREEMENT

     Marathon and United States Steel have a transition services agreement that will govern the provision of the following services until December 31, 2002:

     - common corporate support services; and

     - inter-unit computer services.

     Common corporate support services include services personnel at our former Pittsburgh corporate headquarters historically provided prior to the Separation. These include accounting, finance and financial management, government affairs, investor relations, public affairs and tax services. Most of these personnel now work for Marathon or United States Steel. Each company has agreed to provide these services to the other, to the extent it is able to do so and the other company cannot satisfy its own needs.

     Inter-unit computer services consist of computer and information technology services either company historically provided to our former Pittsburgh corporate headquarters or to the other company.

     A company providing common corporate support or inter-unit computer services under the transition services agreement will be entitled to recover the costs it incurs in providing those services.

     The transition services agreement also includes each company's grant to the other company and its subsidiaries of a nonexclusive, fully paid, worldwide license for their internal use only of the granting company's computer programs, software, source code and know-how that were utilized prior to the Separation or are utilized under the transition services agreement to provide common corporate support or inter-unit computer services to the other company and its subsidiaries.

FINANCIAL MATTERS AGREEMENT

     Marathon and United States Steel have a financial matters agreement that provides for United States Steel's assumption of the obligations under Marathon's outstanding industrial revenue bonds, the capital lease arrangement and the guarantees associated with the other lease and similar obligations referred to above under "The Separation -- Assumption of Indebtedness and Other Obligations by United States Steel." Under the financial matters agreement, United States Steel has assumed and agreed to discharge all Marathon's principal repayment, interest payment and other obligations under those industrial revenue bonds and lease and guarantee arrangements described above, including any amounts due on any default or acceleration of any of those obligations, other than any default caused by Marathon. The financial matters agreement also requires United States Steel to use commercially reasonable efforts to have Marathon released from its obligations under a guarantee we have provided with respect to United States Steel's obligations under a partnership agreement among General Electric Credit Corporation of Delaware, Southern Energy Clairton, L.L.C. and United States Steel.

     The financial matters agreement also provides that, on or before the tenth anniversary of the Separation, United States Steel will provide for Marathon's discharge from any remaining liability under any of the assumed industrial revenue bonds.

     The financial matters agreement requires Marathon to use commercially reasonable efforts to take all necessary action or refrain from acting so as to assure compliance with all covenants and other obligations under the documents relating to the assumed obligations to avoid the occurrence of a default or the acceleration of the payment obligations under the assumed obligations. The agreement also obligates Marathon to use commercially reasonable efforts to obtain and maintain letters of credit and other liquidity arrangements required under the assumed obligations.

     United States Steel's obligations to Marathon under the financial matters agreement are general unsecured obligations which rank equal to United States Steel's accounts payable and other general unsecured obligations. The financial matters agreement does not contain any financial covenants, and United States Steel is free to incur additional debt, grant mortgages on or security interests in its property and sell or transfer assets without our consent.

LICENSE AGREEMENT

     Marathon and United States Steel have entered into a license agreement under which Marathon granted to United States Steel a nonexclusive, fully paid, worldwide license to use the "USX" name and various trade secrets, know-how and intellectual property rights previously used in connection with the business of both companies. The license agreement provides that United States Steel may use these rights solely in the conduct of its internal business. It also provides United States Steel with the right to sublicense these rights to any of its subsidiaries. The license agreement provides for a perpetual term, so long as United States Steel performs its obligations under the agreement.

INSURANCE ASSISTANCE AGREEMENT

     Marathon and United States Steel have an insurance assistance agreement, which provides for:

     - the division of responsibility for joint insurance arrangements; and

     - the entitlement to insurance claims and the allocation of deductibles with respect to claims associated with pre-Separation periods.

     Under the insurance assistance agreement:

     - Marathon is entitled to all rights in and to all claims and is solely liable for the payment of uninsured retentions and deductibles arising out of or relating to pre-Separation events or conditions exclusively associated with the business of the Marathon Group;

     - United States Steel is entitled to all rights in and to all claims and is solely liable for the payment of uninsured retentions and deductibles arising out of or relating to pre-Separation events or conditions exclusively associated with the business of the U.S. Steel Group;

     - Marathon is entitled to 65% and United States Steel is entitled to 35% of all rights in and to all claims, and Marathon and United States Steel are liable on the same percentage basis for the payment of uninsured retentions and deductibles, arising out of or relating to pre-Separation events or conditions and not related exclusively to either the Marathon Group or the U.S. Steel Group; and

     - the cost of extended reporting insurance for pre-Separation periods will be split between Marathon and United States Steel on a 65%-35% basis, respectively, if both companies elect to purchase the same extended reporting insurance.

                                USE OF PROCEEDS

     Unless we inform you otherwise in the prospectus supplement, Marathon Global Funding will use the net proceeds from the sale of the debt securities to provide funding, through intercompany loans, to us, and we will use that funding for general corporate purposes. These purposes may include funding working capital requirements, acquisitions and other capital expenditures, repayment and refinancing of indebtedness and repurchases and redemptions of securities. Pending any specific application, we may initially invest those funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     Marathon's ratio of earnings to fixed charges for each of the periods indicated, in each case determined on a total enterprise basis is as follows:

                                            YEARS ENDED DECEMBER 31,        THREE MONTHS
                                        --------------------------------       ENDED
                                        1997   1998   1999   2000   2001   MARCH 31, 2002
                                        ----   ----   ----   ----   ----   --------------
Ratio of earnings to fixed charges....  2.55   2.60   4.24   4.06   7.47        2.47
                                        ====   ====   ====   ====   ====        ====

The term "earnings" is the amount resulting from adding the following items:

     - pre-tax income before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees;

     - fixed charges;

     - amortization of capitalized interest;

     - distributed income of equity investees; and

     - share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges;

and subtracting from the total the following:

     - interest capitalized; and

     - preference security dividend requirements of consolidated subsidiaries.

For this purpose, "fixed charges" consists of:

     - interest on all indebtedness and amortization of debt discount and expense;

     - interest capitalized, including discontinued operations;

     - an estimate of the portion of annual rental expense on operating leases that represents the interest factor attributable to rentals;

     - pre-tax earnings required to cover preferred stock dividend requirements; and

     - fixed charges, including discontinued operations, from debt of any entity less than 50% owned, which is guaranteed by us if it is probable that we will have to satisfy the guarantee.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities this prospectus covers will be Marathon Global Funding's general unsecured obligations, and Marathon will fully and unconditionally guarantee the debt securities on a senior unsecured basis. Marathon Global Funding will issue debt securities under an indenture to be entered into among Marathon Global Funding, as issuer, Marathon, as guarantor, and JPMorgan Chase Bank, as trustee.

     We have summarized the provisions of the indenture, the debt securities and the guarantees below. You should read the indenture for more details regarding the provisions described below and for other provisions that may be important to you. We have filed the form of indenture with the SEC as an exhibit to the registration statement, and we will include the final indenture and any other instrument establishing the terms of any offered debt securities as exhibits to a filing we will make with the SEC in connection with that offering. See "Where You Can Find More Information."


     In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to "Marathon," "we" or "us" mean Marathon Oil Corporation only and all references to Marathon Global Funding mean Marathon Global Funding Corporation only.


GENERAL

     The debt securities will constitute senior debt of Marathon Global Funding and will rank equally with all its unsecured and unsubordinated debt. The indenture does not limit the amount of debt Marathon Global Funding may issue under the indenture or the amount of other unsecured debt or securities Marathon or Marathon Global Funding may incur or issue. Marathon Global Funding may issue debt securities under the indenture from time to time in one or more series, each in an amount Marathon and Marathon Global Funding authorize prior to issuance.

     Marathon Global Funding is a special purpose financing subsidiary formed solely as a financing vehicle for Marathon and its subsidiaries. The ability of Marathon Global Funding to pay its debt service obligations, including any payments required to be made under its debt securities, is dependent upon its receipt of payments from Marathon and its subsidiaries. If Marathon and its subsidiaries were not to make such payments for any reason, the holders of the debt securities would have to rely on the enforcement of Marathon's guarantees described below.

MARATHON'S GUARANTEES

     Marathon will fully and unconditionally guarantee on a senior unsecured basis the due and punctual payment of the principal of and any premium and interest on the debt securities issued by Marathon Global Funding. The guarantees provide that in the event of a default in payment of principal of or any premium or interest on a debt security issued by Marathon Global Funding, the holder of the debt security may institute legal proceedings directly against Marathon to enforce the guarantees without first proceeding against Marathon Global Funding. The indenture provides that Marathon may under certain circumstances assume all rights and obligations of Marathon Global Funding under the indenture with respect to a series of debt securities. The guarantees will rank equally with all of Marathon's other unsecured and unsubordinated debt.

     Marathon derives substantially all its operating income from, and holds substantially all its assets through, its operating subsidiaries. As a result, Marathon will depend on distributions of cash flow and earnings of its subsidiaries in order to meet its payment obligations, including any payments under the guarantees. Marathon's operating subsidiaries are separate and distinct legal entities and will have no obligation to provide Marathon with funds for its payment obligations, whether by dividends, distributions, loans or otherwise. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit their ability to make payments or other distributions to Marathon and they could agree to contractual restrictions on their ability to make distributions.

     Marathon's right to receive any assets of any subsidiary, and therefore the right of Marathon's creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if Marathon is a creditor of any subsidiary, Marathon's rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by Marathon.

TERMS

     Marathon Global Funding may issue the debt securities of any series in definitive form or as a book-entry security in the form of a global security registered in the name of a depositary Marathon Global Funding designates.

     Marathon Global Funding may issue the debt securities in one or more series with various maturities. They may be sold at par, at a premium or with an original issue discount.

     The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - the title of the debt securities;

     - any limit on the aggregate principal amount of the debt securities;

     - the person or entity to whom any interest will be payable, if that person or entity is not the registered owner of the debt securities;

     - the date or dates on which the principal of and any premium on the debt securities will be payable;

     - the rates, which may be fixed or variable, per annum at which the debt securities will bear interest, if any, and the date or dates from which any interest will accrue;

     - the dates on which the interest, if any, on the debt securities will be payable, and the regular record dates for the interest payment dates or the method for determining those dates;

     - the place or places where payments on the debt securities will be payable;

     - the terms and conditions on which the debt securities may, under any optional or mandatory redemption provisions, be redeemed;

     - any mandatory or optional sinking fund or similar provisions or provisions for mandatory redemption or purchase at the option of the holder;

     - the denominations in which the debt securities will be issuable, if other than denominations of $1,000 or any multiple of that amount;

     - any index, formula or other method used to determine the amount of payment of principal of or any premium or interest on the debt securities;

     - if other than the currency of the United States of America, the currency of payment of principal of or any premium or interest on the debt securities;

     - if, at Marathon Global Funding's election or the election of the holder, the principal of or any premium or interest on any debt securities is to be payable in one or more currencies or currency units other than those in which the debt securities are stated to be payable, the terms and conditions on which that election is to be made and the amount so payable;

     - if other than the full principal amount of the debt securities, the portion of the principal amount of the debt securities that will be payable on the declaration of acceleration of the maturity of the debt securities;

     - if the principal amount payable at maturity will not be determinable as of one or more dates prior to maturity, the amount that will be deemed to be the principal amount as of any such date;

     - any terms on which the debt securities may be convertible into or exchanged for securities or indebtedness of any kind of Marathon, Marathon Global Funding or of any other issuer or obligor and the terms and conditions on which a conversion or exchange will be effected, including the initial conversion or exchange price or rate, the conversion period and any other additional provisions;

     - the applicability of the defeasance provisions described below under "-- Satisfaction and Discharge; Defeasance," and any conditions under which those provisions will apply;

     - if the debt securities will be issuable only in the form of a global security as described below under "-- Book-entry Debt Securities," the depositary for the debt securities;

     - any changes in or additions to the events of default or covenants this prospectus describes;

     - the payment of any additional amounts with respect to the debt securities; and

     - any other terms of the debt securities.

     If Marathon Global Funding sells any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

RESTRICTIVE COVENANTS

     Marathon has agreed to two principal restrictions on its activities for the benefit of holders of the debt securities issued by Marathon Global Funding. The restrictive covenants summarized below will apply to a series of debt securities (unless waived or amended) as long as any of those debt securities are outstanding, unless the prospectus supplement for the series states otherwise.

     CREATION OF CERTAIN LIENS

     If Marathon or any subsidiary of Marathon mortgages or encumbers as security for money borrowed any property capable of producing oil or gas which
(1) is located in the United States and (2) is determined to be a principal property by Marathon's board of directors in its discretion, Marathon will, or will cause such subsidiary to, secure the outstanding guarantees of debt securities issued by Marathon

Global Funding equally and ratably with all obligations secured by the mortgage then being given. This covenant will not apply in the case of any mortgage:

     - existing on the date of the indenture;

     - incurred in connection with the acquisition or construction of any property;

     - previously existing on acquired property or existing on the property of any entity when it becomes a subsidiary of ours;

     - in favor of the United States, any state, or any agency, department, political subdivision or other instrumentality of either, to secure payments to us under the provisions of any contract or statute;

     - in favor of the United States, any state, or any agency, department, political subdivision or other instrumentality of either, to secure borrowings for the purchase or construction of the property mortgaged;

     - in connection with a sale or other transfer of (1) oil, gas or other minerals in place for a period of time until, or in an amount such that, the purchase will realize a specified amount of money or a specified amount of minerals or (2) any interest of the character commonly referred to as an "oil payment" or a "production payment";

     - to secure the cost of the repair, construction, improvement, alteration, exploration, development or drilling of all or part of a principal property;

     - in various facilities and personal property located at or on a principal property;

     - arising in connection with the sale of accounts receivable resulting from the sale of oil or gas at the wellhead; or

     - that is a renewal of or substitution for any mortgage permitted under any of the provisions described in the preceding clauses.

In addition, Marathon may, and may permit its subsidiaries to, grant mortgages or incur liens on property covered by the restriction described above as long as the net book value of the property so encumbered, together with all property subject to the restriction on sale and leaseback transactions described below, does not, at the time such mortgage or lien is granted, exceed 10% of our "Consolidated Net Tangible Assets," which the indenture defines to mean the aggregate value of all assets of Marathon and its subsidiaries after deducting:

     - all current liabilities, excluding all long-term debt due within one year;

     - all investments in unconsolidated subsidiaries and all investments accounted for on the equity basis; and

     - all goodwill, patents and trademarks, unamortized debt discount and other similar intangibles;

all determined in conformity with generally accepted accounting principles and calculated on a basis consistent with our most recent audited consolidated financial statements.

     LIMITATIONS ON CERTAIN SALE AND LEASEBACK TRANSACTIONS

     Marathon and its subsidiaries are generally prohibited from selling and leasing back the principal properties described above under "-- Creation of Certain Liens." However, this covenant will not apply if:

     - the lease is an intercompany lease between Marathon and one of its subsidiaries or between any of its subsidiaries;

     - the lease is for a temporary period by the end of which it is intended that the use of the leased property will be discontinued;

     - Marathon or a subsidiary of Marathon could mortgage the property without equally and ratably securing the debt securities under the covenant described above under the caption "-- Creation of Certain Liens";

     - the transfer is incident to or necessary to effect any operating, farm-out, farm-in, unitization, acreage exchange, acreage contribution, bottom-hole or dry-hole arrangement or pooling agreement or other agreement of the same general nature relating to the acquisition, exploration, maintenance, development or operation of oil and gas properties in the ordinary course of business or as required by any regulatory agency having jurisdiction over the property; or

     - Marathon promptly informs the trustee of the sale, the net proceeds of the sale are at least equal to the fair value of the property and within 180 days of the sale the net proceeds are applied to the retirement or in-substance defeasance of our funded debt (subject to reduction, under circumstances the indenture specifies).

     As of the date of this prospectus, neither Marathon nor any subsidiary of Marathon has any property that Marathon's board of directors has determined to be a principal property.

MERGER, CONSOLIDATION AND SALE OF ASSETS

     MARATHON

     The indenture provides that Marathon may not merge or consolidate with any other entity or sell or convey all or substantially all its assets except as follows:

     - Marathon is the continuing corporation or the successor entity (if other than Marathon) is a corporation or other entity organized under the laws of the United States or any state thereof that expressly assumes the obligations of Marathon under the indenture and the guarantees; and

     - immediately after the merger, consolidation, sale or conveyance, no event of default under the indenture shall have occurred and be continuing.

     On the assumption by the successor of the obligations under the indenture, the successor will be substituted for Marathon, and Marathon will be relieved of any further obligation under the indenture and the guarantees.

     MARATHON GLOBAL FUNDING

     Marathon Global Funding may assign all its rights and obligations under the indenture and its debt securities to:

     - another entity with which Marathon Global Funding is consolidated or merged or which acquires by conveyance or transfer any of Marathon Global Funding's properties or assets;

     - Marathon; or

     - another subsidiary of Marathon.


     In connection with any assignment other than to Marathon, Marathon will continue to guarantee the debt securities as described above. If Marathon Global Funding assigns all of its rights and obligations under the indenture and its debt securities to Marathon, Marathon's guarantees will no longer apply to the debt securities, but Marathon's other covenants and other obligations will continue to apply for the benefit of the holders of any debt securities issued under the indenture.

EVENTS OF DEFAULT

     The indenture defines an event of default with respect to the debt securities of any series issued by Marathon Global Funding as being:

          (1) Marathon Global Funding's failure to pay interest on any debt security of that series when due, continuing for 30 days;

          (2) Marathon Global Funding's failure to pay the principal of or premium on any debt security of that series when due and payable;

          (3) Marathon Global Funding's failure to deposit any sinking fund payment when due by the terms of the debt securities of that series;

          (4) Marathon Global Funding's or Marathon's failure to perform under any other covenant or warranty applicable to the debt securities of that series and not specifically dealt with in the definition of "event of default" for a period of 90 days after written notice to Marathon Global Funding and Marathon of that failure;

          (5) specified events of bankruptcy, insolvency or reorganization of Marathon or Marathon Global Funding;

          (6) Marathon repudiates its obligations under its guarantees of the debt securities of Marathon Global Funding or the guarantees become unenforceable or invalid or are no longer in full force and effect; or

          (7) any other event of default provided with respect to the debt securities of that series.

     The trustee is required to give holders of the debt securities of any series written notice of a default with respect to that series as provided by the Trust Indenture Act. In the case of any default of the character described above in clause (4) of the immediately preceding paragraph, no such notice to holders must be given until at least 60 days after the occurrence of that default.

     Each of Marathon and Marathon Global Funding is required annually to deliver to the trustee an officer's certificate stating whether or not the signers have any knowledge of any default by Marathon or Marathon Global Funding in its performance and observance of any terms, provisions and conditions of the indenture.

     In case an event of default (other than an event of default involving an event of bankruptcy, insolvency or reorganization of Marathon or Marathon Global Funding) shall occur and be continuing with respect to any series, the trustee or the holders of not less than 25% in principal amount of the debt securities of that series then outstanding may declare the principal amount of those debt securities (or, in the case of any debt securities Marathon Global Funding issues at an original issue discount, the portion of such principal amount that we will specify in the applicable prospectus supplement) to be due and payable. If an event of default relating to any event of bankruptcy, insolvency or reorganization of Marathon or Marathon Global Funding occurs, the principal of all the debt securities then outstanding (or, in the case of any debt securities Marathon Global Funding issues at an original issue discount, the portion of such principal amount that we will specify in the applicable prospectus supplement) will become immediately due and payable without any action on the part of the applicable trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of any series affected by the default may in some cases rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default may give rise to cross defaults on our other indebtedness.

     Any past default with respect to a series of debt securities may be waived on behalf of all holders of those debt securities by at least a majority in principal amount of the holders of the outstanding debt securities of that series, except a default:

     - in the payment of principal of or any premium or interest on any debt security of that series; or

     - respecting a covenant or provision that cannot be modified without the consent of the holder of each outstanding debt security of that series.

Any default that is so waived will cease to exist and any event of default arising from that default will be deemed to be cured for every purpose under the indenture, but no such waiver will extend to any subsequent or other default or impair any right arising from a subsequent or other default.

     A holder of a debt security of any series will be able to pursue any remedy under the indenture only if:

     - the holder has given prior written notice to the trustee of a continuing event of default with respect to the debt securities of that series;

     - the holders of at least 25% in principal amount of the outstanding debt securities of that series have made a written request to the trustee to institute proceedings with respect to the event of default;

     - the holders making the request have offered the trustee reasonable indemnity against costs, expenses and liabilities to be incurred in compliance with the request;

     - the trustee for 60 days after its receipt of the notice, request and offer of indemnity has failed to institute any such proceeding; and

     - during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

Holders of debt securities, however, are entitled at any time to bring a lawsuit for the payment of principal and interest due on their debt securities on or after its due date.

     It is intended that rights provided for holders under the indenture are for the equal and ratable benefit of all such holders.

MODIFICATION

     Marathon, Marathon Global Funding and the trustee may modify the indenture without the consent of the holders of the debt securities for one or more of the following purposes:

     - to evidence the succession of another person to Marathon or Marathon Global Funding;

     - to add to covenants for the benefit of the holders of debt securities or to surrender any right or power conferred on Marathon or Marathon Global Funding by the indenture;

     - to add additional events of default for the benefit of holders of all or any series of debt securities;

     - to add or change provisions of the indenture to allow the issuance of debt securities in other forms;

     - to add to, change or eliminate any of the provisions of the indenture respecting one or more series of debt securities under conditions the indenture specifies;

     - to secure the debt securities under the requirements of the indenture or otherwise;

     - to establish the form or terms of debt securities of any series as permitted by the indenture;

     - to evidence the appointment of a successor trustee; or

     - to cure any ambiguity or to correct or supplement any provision of the indenture that may be defective or inconsistent with any other provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture as shall not adversely affect the interests of the holders of debt securities of any series in any material respect.

Marathon, Marathon Global Funding and the trustee may otherwise modify the indenture or any supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of debt securities affected. However, without the consent of the holder of each outstanding debt security affected, no modification may:

     - change the fixed maturity or reduce the principal amount, reduce the rate or extend the time of payment of any premium or interest thereon, or change the currency in which the debt securities are payable, or adversely affect any right of the holder of any debt security to require Marathon or Marathon Global Funding to repurchase that debt security;

     - modify or affect Marathon's obligations under the guarantees in any manner adverse to the holders of any debt security; or

     - reduce the percentage of debt securities required for consent to any such modification or supplemental indenture.

SATISFACTION AND DISCHARGE; DEFEASANCE

     The indenture will be satisfied and discharged if:

     - Marathon or Marathon Global Funding delivers to the trustee all debt securities then outstanding for cancellation; or

     - all debt securities have become due and payable or are to become due and payable within one year or are to be called for redemption within one year and Marathon or Marathon Global Funding deposits an amount of cash sufficient to pay the principal of and premium, if any, and interest on those debt securities to the date of maturity or redemption.

     In addition to the right of discharge described above, we may deposit with the trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

     - Marathon Global Funding and Marathon will be discharged from all obligations with respect to the debt securities of that series and the associated guarantees ("legal defeasance"); or

     - Marathon and Marathon Global Funding will no longer have any obligation to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to Marathon and Marathon Global Funding, but some of the other obligations under the indenture and the debt securities of that series, including the obligations of Marathon Global Funding to make payments on those debt securities and Marathon's guarantees of those payment obligations, will survive ("covenant defeasance").

     If we defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the indenture, except for obligations to:

     - register the transfer or exchange of debt securities;

     - replace mutilated, destroyed, lost or stolen debt securities; and

     - maintain paying agencies and hold moneys for payment in trust.

     As a condition to either legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of the action.

GOVERNING LAW

     New York law will govern the indentures and the debt securities.

THE TRUSTEE

     JPMorgan Chase Bank will be the trustee under the indenture. JPMorgan Chase Bank is the trustee under Marathon's senior indenture dated as of February 26, 2002 and Marathon's subordinated indenture dated as of February 26, 2002. As of May 31, 2002, $1.45 billion aggregate principal amount of Marathon's senior unsecured notes was outstanding under Marathon's senior indenture.

     If an event of default occurs and is continuing, the trustee must use the degree of care and skill of a prudent person in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indentures at the request of any of the holders of any debt securities only after those holders have offered the trustee indemnity reasonably satisfactory to it.

     The indenture limits the right of the trustee, if it is one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee may engage in other transactions with Marathon or Marathon Global Funding. If it acquires any conflicting interest, however, it must eliminate that conflict or resign.

EXCHANGE, REGISTRATION AND TRANSFER

     Debt securities of any series will be exchangeable for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present registered debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

     Unless we inform you otherwise in the prospectus supplement, Marathon Global Funding will appoint the trustee under the indenture as security registrar for the debt securities issued in registered form under the indenture. If the prospectus supplement refers to any transfer agent initially designated by Marathon Global Funding, Marathon Global Funding may at any time rescind that designation or approve a change in the location through which any transfer agent acts. Marathon Global Funding will be required to maintain an office or agency for transfers and exchanges in each place of payment. It may at any time designate additional transfer agents for any series of debt securities or rescind the designation of any transfer agent. No service charge will be made for any registration of transfer or exchange of those securities. Marathon Global Funding or the trustee may, however, require the payment of any tax or other governmental charge payable for that registration.

     In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer of or exchange of any debt security:

     - during a period beginning 15 business days before the day of mailing of the relevant notice of redemption and ending on the close of business on that day of mailing; or

     - if Marathon Global Funding has called the debt security for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

PAYMENT AND PAYING AGENTS

     Unless we inform you otherwise in the prospectus supplement, Marathon Global Funding will make payments on the debt securities in U.S. dollars at the office of the trustee or any paying agent it designates. At its option, Marathon Global Funding may make payments by check mailed to the holder's registered address or, with respect to global debt securities, by wire transfer. Unless we inform you otherwise in the prospectus supplement, interest payments will be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

     Unless we inform you otherwise in the prospectus supplement, Marathon Global Funding will designate the trustee under the indenture as the paying agent for payments on debt securities issued under the indenture. Marathon Global Funding may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

     Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will repay to Marathon or Marathon Global Funding on our written request any funds they hold for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After repayment to Marathon or Marathon Global Funding, holders entitled to those funds must look only to us for payment.

BOOK-ENTRY DEBT SECURITIES

     Marathon Global Funding may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. Marathon Global Funding may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

                              PLAN OF DISTRIBUTION

     Marathon Global Funding may sell the debt securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers or
(3) through agents. The prospectus supplement will set forth the following information:

     - the terms of the offering;

     - the names of any underwriters or agents;

     - the name or names of any managing underwriter or underwriters;

     - the purchase price of the securities from Marathon Global Funding;

     - the net proceeds Marathon Global Funding will receive from the sale of the securities;

     - the place and time of delivery of the securities;

     - any delayed delivery arrangements;

     - any underwriting discounts, commissions and other items constituting underwriters' compensation;

     - any initial public offering price;

     - any discounts or concessions allowed or reallowed or paid to dealers; and

     - any commissions paid to agents.

SALE THROUGH UNDERWRITERS OR DEALERS

     If Marathon Global Funding uses underwriters in the sale of the offered securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to several conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     If Marathon Global Funding uses underwriters in the sale of the offered securities, rules of the SEC may limit the ability of the underwriters and certain selling group members to bid for and purchase Marathon Global Funding's or our securities until the distribution of the offered securities is completed. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize, maintain or otherwise affect the price of the offered securities.

     In connection with an underwritten offering, the underwriters may make short sales of the offered securities and may purchase Marathon Global Funding's securities on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. "Covered" short sales are made in an amount not greater than the over-allotment option that may be granted to the underwriters in connection with the offering. The underwriters may close out any covered short position by either exercising the over-allotment option or purchasing Marathon Global Funding's securities in the open market. In determining the source of securities to close out the covered short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. "Naked" short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing Marathon Global Funding's securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

     The underwriters may also impose a penalty bid on certain selling group members. This means that if the underwriters purchase Marathon Global Funding's securities in the open market to reduce the selling group members' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the selling group members who sold those securities as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases or those purchases could prevent or retard a decline in the price of the security. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither Marathon, Marathon Global Funding nor the underwriters will make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the offered securities. In addition, neither Marathon, Marathon Global Funding nor the underwriters will make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

     If Marathon Global Funding uses dealers in the sale of securities, it will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

DIRECT SALES AND SALES THROUGH AGENTS

     Marathon Global Funding may sell the securities directly. In that event, no underwriters or agents would be involved. Marathon Global Funding may also sell the securities through agents it designates from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by Marathon Global Funding to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

     Marathon Global Funding may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

DELAYED DELIVERY CONTRACTS

     If we so indicate in the prospectus supplement, Marathon Global Funding may authorize agents, underwriters or dealers to solicit offers from various types of institutions to purchase securities from Marathon Global Funding at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions the prospectus supplement describes. The prospectus supplement will describe the commission payable for solicitation of those contracts.

GENERAL INFORMATION

     Marathon and Marathon Global Funding may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with or perform services for Marathon and Marathon Global Funding in the ordinary course of their businesses.

                                 LEGAL MATTERS

     Baker Botts L.L.P., Houston, Texas, our outside counsel, and Stewart McKelvey Stirling Scales, Halifax, Nova Scotia, Marathon Global Funding's Canadian counsel, will issue opinions about certain legal matters in connection with the offering of the debt securities and Marathon's guarantees. Any underwriters will be advised about issues relating to any offering by their own legal counsel.

                                    EXPERTS

     The financial statements and the financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K of Marathon Oil Corporation for the year ended December 31, 2001 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     Marathon files annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials filed by Marathon, including materials it filed under its former name, USX Corporation, with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information Marathon files electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about Marathon at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Marathon Global Funding is not currently subject to the information reporting requirements of the Securities Exchange Act of 1934 and will be exempt from such requirements upon the effectiveness of the registration statement of which this prospectus is a part in reliance upon Rule 12h-5 of the Exchange Act.

     This prospectus is part of a registration statement we have filed with the SEC relating to the debt securities of Marathon Global Funding and Marathon's guarantees. This prospectus does not contain all the information the registration statement sets forth or includes in its exhibits and schedules, in accordance with the rules and regulations of the SEC, and we refer you to that omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement and its exhibits and schedules are available at the SEC's public reference room or through its Web site.

     The SEC allows us to "incorporate by reference" the information Marathon files with it, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that Marathon files with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below, and any future filings Marathon makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all the offered securities are sold or after the date on which the registration statement that includes this prospectus was initially filed with the SEC and before the effectiveness of such registration statement:

     - our annual report on Form 10-K for the year ended December 31, 2001;

     - our quarterly report on Form 10-Q for the quarter ended March 31, 2002;
       and

     - our current reports on Form 8-K filed January 3, 2002 (as amended by a Form 8-K/A filed on January 16, 2002), February 27, 2002, March 4, 2002 and May 29, 2002.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all the documents we incorporate by reference in this prospectus, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this prospectus incorporates. You may request copies by writing or telephoning Marathon at the following address:

        Marathon Oil Corporation
        5555 San Felipe Road
        Houston, Texas 77056-2723
        Attention: Corporate Secretary
        Telephone: (713) 629-6600

     YOU SHOULD RELY ONLY ON THE INFORMATION WE HAVE PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT OR PRICING SUPPLEMENT. WE HAVE NOT AUTHORIZED ANY PERSON (INCLUDING ANY SALESMAN OR BROKER) TO PROVIDE INFORMATION OTHER THAN THAT WHICH THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT OR PRICING SUPPLEMENT PROVIDES. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON ITS COVER PAGE OR THAT ANY INFORMATION IN ANY DOCUMENT WE HAVE INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE. ACCORDINGLY, WE URGE YOU TO REVIEW EACH DOCUMENT WE SUBSEQUENTLY FILE WITH THE SEC AND INCORPORATE BY REFERENCE AS DESCRIBED ABOVE FOR UPDATED INFORMATION.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth expenses payable by Marathon Global Funding Corporation ("Marathon Global Funding") and Marathon Oil Corporation ("Marathon") in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except the SEC registration fee.

SEC registration fee........................................  $ 36,800
Printing and engraving expenses.............................    50,000
Legal fees and expenses.....................................    40,000
Accounting fees and expenses................................    40,000
Fees and expenses of trustee and counsel....................    10,000
Rating agency fees..........................................   300,000
Miscellaneous expenses......................................    23,200
                                                              --------
  Total.....................................................  $500,000
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

MARATHON

     DELAWARE GENERAL CORPORATION LAW

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and others against expenses (including attorneys' fees) in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director or an officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify that director or officer against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

     CERTIFICATE OF INCORPORATION AND BYLAWS

     Article Eleventh of Marathon's restated certificate of incorporation states that:

          No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eleventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     In addition, Article V of Marathon's by-laws provides that Marathon shall indemnify and hold harmless to the fullest extent permitted by law any person who was or is made or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of Marathon or is or was serving at the request of Marathon as an officer, director, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all expenses, liability and loss reasonably incurred or suffered by such person.

     INDEMNIFICATION AGREEMENTS AND INSURANCE

     Agreements Marathon may enter into with underwriters, dealers and agents who participate in the distribution of securities of Marathon may contain provisions relating to the indemnification of Marathon's officers and directors.

     Marathon also maintains directors' and officers' liability insurance for its directors and officers that protects them from certain losses arising from claims or charges made against them in their capacities as directors or officers of Marathon.

     Marathon maintains insurance policies under which Marathon's directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

MARATHON GLOBAL FUNDING

     Section 135 of the articles of association of Marathon Global Funding provides that absent dishonesty or intentional violation of the law every present or former director or officer of Marathon Global Funding or of certain of its affiliates shall be indemnified by Marathon Global Funding against all costs, losses and expenses which such person may incur in any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of Marathon Global Funding or its affiliate. The amount for which indemnity is proved shall immediately attach as a lien on the property of Marathon Global Funding and have a priority against the members over all other claims. In addition, section 136 of Marathon Global Funding's articles of association provides that, unless caused by such person's own dishonesty or intentional violation of the law, no present or former director or officer of Marathon Global Funding or its affiliates shall be liable for:

     - acts, receipts, neglects or defaults of any other officer or director;

     - any loss or expense happening to Marathon Global Funding through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of Marathon Global Funding;

     - the insufficiency or deficiency of any security in or upon which any of the moneys of Marathon Global Funding shall be invested;

     - any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any money, securities or effects shall be deposited;

     - any loss occasioned by error of judgment or oversight by any director or officer; or

     - any other loss, damage or misfortune that occurs in the execution of the duties of an officer or director's office.

ITEM 16.  EXHIBITS*


EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
 **2.1    Holding Company Reorganization Agreement dated as of July 1,
          2001 by and among USX Corporation, USX HoldCo, Inc. and
          United States Steel LLC (incorporated by reference to
          Exhibit 2.1 to USX Corporation's Current Report on Form 8-K
          dated July 2, 2001 (File No. 1-05153)).
 **2.2    Agreement and Plan of Reorganization, dated as of July 31,
          2001, by and between USX Corporation and United States Steel
          LLC (incorporated by reference to Exhibit 2.1 to USX
          Corporation's Registration Statement on Form S-4 (Reg. No.
          333-69090)).
   4.1    Form of Indenture among Marathon Global Funding Corporation, as issuer, Marathon Oil Corporation, as guarantor, and
          JPMorgan Chase Bank, as trustee, relating to the debt
          securities of Marathon Global Funding Corporation.
   5.1    Opinion of Stewart McKelvey Stirling Scales.
   5.2    Opinion of Baker Botts L.L.P.
**12.1    Statement showing computation of ratios of earnings to fixed charges (incorporated by reference to Exhibit 12.2 to
          Marathon Oil Corporation's quarterly report on Form 10-Q for the quarter ended March 31, 2002 (File No. 1-05153)).
  23.1    Consent of PricewaterhouseCoopers LLP.
  23.2    Consent of Stewart McKelvey Stirling Scales (included in
          Exhibit 5.1).
  23.3    Consent of Baker Botts L.L.P. (included in Exhibit 5.2).
 +24.1    Powers of Attorney for Marathon Oil Corporation.
 +24.2    Powers of Attorney for Marathon Global Funding Corporation.
  25.1    Statement of Eligibility of Trustee under the Indenture.


---------------

 * Marathon will file as an exhibit to a current report on Form 8-K (i) any underwriting agreement relating to securities offered hereby, (ii) the instruments setting forth the terms of any securities offered hereby and
   (iii) any required opinion of counsel as to certain tax matters relative to securities offered hereby.

** Incorporated by reference to the filing indicated.


 + Previously filed.



ITEM 17.  UNDERTAKINGS


     (a) The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Marathon pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of Marathon's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrants hereby undertake that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Marathon Oil Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 13, 2002.


                                          MARATHON OIL CORPORATION

                                          By:       /s/ JOHN T. MILLS
                                            ------------------------------------
                                                       John T. Mills
                                                  Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities indicated on June 13, 2002.


                    SIGNATURE                                          TITLE
                    ---------                                          -----

                        *                              President, Chief Executive Officer and
--------------------------------------------------     Director (Principal Executive Officer)
             Clarence P. Cazalot, Jr.

                /s/ JOHN T. MILLS                             Chief Financial Officer
--------------------------------------------------         (Principal Financial Officer)
                  John T. Mills

                        *                             Vice President-Accounting and Controller
--------------------------------------------------         (Principal Accounting Officer)
                 Albert G. Adkins

                        *                                             Director
--------------------------------------------------
                Neil A. Armstrong

                        *                                             Director
--------------------------------------------------
                 David A. Daberko

                        *                                             Director
--------------------------------------------------
             Dr. Shirley Ann Jackson

                        *                                             Director
--------------------------------------------------
                  Charles R. Lee

                        *                                             Director
--------------------------------------------------
                Dennis H. Reilley

                        *                                             Director
--------------------------------------------------
                Seth E. Schofield

                        *                                      Chairman of the Board
--------------------------------------------------
                 Thomas J. Usher

                    SIGNATURE                                          TITLE
                    ---------                                          -----


                        *                                             Director
--------------------------------------------------
                Douglas C. Yearley


 *By:               /s/ JOHN T. MILLS
        ------------------------------------------
                      John T. Mills
                     Attorney in Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Marathon Global Funding Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 13, 2002.


                                          MARATHON GLOBAL FUNDING CORPORATION

                                          By:       /s/ JOHN T. MILLS
                                            ------------------------------------
                                                       John T. Mills
                                                         President


     Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities indicated on June 13, 2002.


                  SIGNATURE                                        TITLE
                  ---------                                        -----
              /s/ JOHN T. MILLS                           President and Director
---------------------------------------------          (Principal Executive Officer)
                John T. Mills

                      *                                          Treasurer
---------------------------------------------          (Principal Financial Officer)
                Mark A. Bliss

                      *                                         Controller
---------------------------------------------         (Principal Accounting Officer)
               Richard D. Rees

                      *                                          Director
---------------------------------------------
               James F. Meara



 *By:               /s/ JOHN T. MILLS
        ------------------------------------------
                      John T. Mills
                     Attorney in Fact

                                 EXHIBIT INDEX*


EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
 **2.1    Holding Company Reorganization Agreement dated as of July 1,
          2001 by and among USX Corporation, USX HoldCo, Inc. and
          United States Steel LLC (incorporated by reference to
          Exhibit 2.1 to USX Corporation's Current Report on Form 8-K
          dated July 2, 2001 (File No. 1-05153)).
 **2.2    Agreement and Plan of Reorganization, dated as of July 31,
          2001, by and between USX Corporation and United States Steel
          LLC (incorporated by reference to Exhibit 2.1 to USX
          Corporation's Registration Statement on Form S-4 (Reg. No.
          333-69090)).
   4.1    Form of Indenture among Marathon Global Funding Corporation, as issuer, Marathon Oil Corporation, as guarantor, and
          JPMorgan Chase Bank, as trustee, relating to the debt
          securities of Marathon Global Funding Corporation.
   5.1    Opinion of Stewart McKelvey Stirling Scales.
   5.2    Opinion of Baker Botts L.L.P.
**12.1    Statement showing computation of ratios of earnings to fixed charges (incorporated by reference to Exhibit 12.2 to
          Marathon Oil Corporation's quarterly report on Form 10-Q for the quarter ended March 31, 2002 (File No. 1-05153)).
  23.1    Consent of PricewaterhouseCoopers LLP.
  23.2    Consent of Stewart McKelvey Stirling Scales (included in
          Exhibit 5.1).
  23.3    Consent of Baker Botts L.L.P. (included in Exhibit 5.2).
 +24.1    Powers of Attorney for Marathon Oil Corporation.
 +24.2    Powers of Attorney for Marathon Global Funding Corporation.
  25.1    Statement of Eligibility of Trustee under the Indenture.


---------------

 * Marathon will file as an exhibit to a current report on Form 8-K (i) any underwriting agreement relating to securities offered hereby, (ii) the instruments setting forth the terms of any securities offered hereby and
   (iii) any required opinion of counsel as to certain tax matters relative to securities offered hereby.

** Incorporated by reference to the filing indicated.

 + Previously filed.